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                                                                    Exhibit 99.2


                        LONGO OPTIONAL PARTICIPATION AGREEMENT


         LONGO OPTIONAL PARTICIPATION AGREEMENT dated as of November 3, 1997 between ROBERT J. LONGO, an individual ("Longo") and ROGER E. TUTTLE, an individual ("Tuttle").

         WHEREAS, pursuant to a certain Stock Purchase Agreement between Compost America Holding Company, Inc. (the "Company") and Longo dated November 3, 1997, Longo has acquired common stock ("Common Stock") of the Company as well as certain other securities and rights.

         NOW, THEREFORE, in consideration of mutual and dependent promises set forth in this Agreement, Longo and Tuttle agree as follows:

         Section 1. (a) In the event that (i) Tuttle alone or (ii) any person or persons related to Tuttle by blood or marriage or (iii) any such person or persons acting together with Tuttle intend(s) to sell in the aggregate more than 5% of the shares beneficially owned by all of them, Longo may elect to sell the shares held by Longo in any amount up to the pro rata number of shares held by Longo. Tuttle shall provide written notice of such intent to sell such shares to Longo no later than 20 days prior to the consummation of the sale (a "Notice of Intention"). Such Notice of Intention shall include the price per share and method of payment. Longo shall have the right and option, for a period of 20 days after the date the Notice of Intention is given to Longo (the "Response Period"), to deliver a written notice to Tuttle specifying the number of shares which Longo wishes to sell (a "Notice of Participation"), together with (A) the certificate or certificates evidencing such shares duly endorsed in blank or accompanied by written instruments of transfer in form reasonably satisfactory to Tuttle executed by Longo, (B) an instrument of assignment reasonably satisfactory to Tuttle assigning, as of the consummation of the sale, all of Longo's rights hereunder with respect to the shares to be sold and (C) a special irrevocable power of attorney authorizing Tuttle to sell such shares on the terms set forth in the Notice of Intention and to take all such actions as shall be necessary or appropriate in order to consummate such sale.

         (b) Tuttle shall consummate the sale of the shares within 90 days of the receipt of the Notice of Participation. Promptly after such consummation of the sale, Tuttle shall cause to be remitted to Longo the total sales price of the shares of Longo sold pursuant thereto.

         (c) If, at the end of the Response Period, Longo shall not have given a Notice of Participation (and delivered all other required documentation) with respect to some or all of the pro rata number of shares of Longo, Longo shall be deemed to have waived all of its rights under this Section with respect to the sale of the pro rata number of shares with respect to which a Notice of Participation shall not have been given (or the required


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documents not delivered).  If, at the end of the 90-day period following the receipt of the Notice of Participation by Longo, Tuttle has not completed the sale of all the offered shares and the shares with respect to which Longo shall have given a Notice of Participation pursuant to this Section, Tuttle shall return to Longo all certificates evidencing the unsold shares that Longo delivered pursuant to this Section and Longo's related instruments of assignment and power of attorney.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in their individual capacity or caused it to be duly executed by their respective authorized signatories thereunto duly authorized as of the day and year first above written.




                                     ___________________________________________
                                     Robert J. Longo




                                     ___________________________________________
                                     Roger E. Tuttle